NUCOR CORPORATION
                    Exhibits 11 and 21 to FORM 10-K - 1994
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EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER SHARE

                                                     Year ended December 31,
                                                 1994          1993         1992
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PRIMARY:
Primary net earnings.......................  $226,632,844  $123,509,607  $79,225,703

Average shares outstanding:
  (excludes dilutive effect of employee
  stock options because less than 3%)......    87,166,164    86,909,345   86,584,130

Primary net earnings per share.............       $2.6000       $1.4211       $.9150

FULLY DILUTED:
Fully diluted net earnings.................  $226,632,844  $123,509,607  $79,225,703

Fully diluted average shares outstanding:
  Primary shares outstanding...............    87,166,164    86,909,345   86,584,130
  Dilutive effect of employee stock options       330,650       385,365      335,486

                                               87,496,814    87,294,710   86,919,616

Fully diluted net earnings per share.......       $2.5902       $1.4149       $.9115

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